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                                                                    Exhibit 10.1

      EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of January 1, 2005 (the "Effective Date"), by and between Nathan's Famous, Inc., a Delaware corporation, with its principal office located at 1400 Old Country Road, Westbury, New York 11590 (together with its successors and assigns permitted under this Agreement, "Nathan's") and Howard M. Lorber, who resides at 8061 Fisher Island, Miami, Florida 33109 ("Lorber").

      WITNESSETH:

      WHEREAS, Nathans' has determined that it is in the best interests of Nathan's and its stockholders to continue to employ Lorber and to set forth in this Agreement the obligations and duties of both Nathan's and Lorber; and

      WHEREAS, Nathan's wishes to assure itself of the services of Lorber for the period hereinafter provided, and Lorber is willing to be employed by Nathan's for said period, upon the terms and conditions provided in this Agreement;

      WHEREAS, this Agreement supercedes any and all prior employment agreements between Nathan's and Lorber (the "Prior Agreements");

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Nathan's and Lorber (individually a "Party" and together the "Parties") agree as follows:

1.    DEFINITIONS.

      (a) "BENEFICIARY" shall mean the person or persons named by Lorber pursuant to Section 19 below or, in the event that no such person is named who survives Lorber, his estate.

      (b) "BOARD" shall mean the Board of Directors of Nathan's.

      (c) "CAUSE" shall mean:

            (i) Lorber's conviction of a felony involving an act or acts of dishonesty on his part and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of Nathan's;

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            (ii) willful and continued failure of Lorber to perform his obligations under this Agreement, resulting in demonstrable material economic harm to Nathan's; or

            (iii) a material breach by Lorber of the provisions of Sections 16 or 17 below to the demonstrable and material detriment of Nathan's.

            Notwithstanding the foregoing, in no event shall Lorber's failure to perform the duties associated with his position caused by his mental or physical disability constitute Cause for his termination.

            For purposes of this Section 1(c), no act or failure to act on the part of Lorber shall be considered "willful" unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of Nathan's. Any act or failure to act based upon authority given pursuant to a resolution adopted by the Board or based upon the advice of counsel for Nathan's shall be conclusively presumed to be done, or omitted to be done, by Lorber in good faith and in the best interests of Nathan's.

      (d) "CHANGE IN CONTROL" shall mean the occurrence of any of the following events:

            (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of Nathan's when such acquisition causes such Person to own 15 percent or more of the combined voting power of the then outstanding voting securities of Nathan's entitled to vote generally in the election of directors (the "Outstanding Nathan's Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from Nathan's, (B) any acquisition by Nathan's, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Nathan's or any corporation controlled by Nathan's or (D) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Nathan's Voting Securities reaches or exceeds 15 percent as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of Nathan's, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 15 percent or more of the Outstanding Nathan's Voting Securities; or

            (ii) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the

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Effective Date whose election, or nomination for election by Nathan's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Nathan's or the acquisition of assets of another entity ("Business Combination"); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Nathan's Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60 percent of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns Nathan's or all or substantially all of Nathan's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Nathan's Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of Nathan's or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 15 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (iv) approval by the stockholders of Nathan's of a complete liquidation or dissolution of the Company.

      (e) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      (f) "COMMITTEE" shall mean the Compensation Committee of the Board.

      (g) "CONSOLIDATED PRETAX EARNINGS" of the Company shall mean, with respect to any fiscal year, the net consolidated income, if any, of Nathan's for such

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fiscal year as set forth in the audited, consolidated financial statements of
Nathan's and its subsidiaries included in its Annual Report to Stockholders, increased by the sum of the following: (w) the provision for income taxes in respect of such fiscal year as shown on such financial statements; and (x) all amounts paid or accrued during such fiscal year as incentive compensation to Lorber under this Agreement.

      (h) "CONSULTING FEE" shall mean the compensation paid to Lorber pursuant to Section 13.

      (i) "CONSULTING PERIOD" shall mean the period specified in Section 13 during which Lorber serves as a consultant to Nathan's.

      (j) "DISABILITY" shall mean the illness or other mental or physical disability of Lorber, as determined by a physician acceptable to Nathan's and Lorber, resulting in his failure during the Employment Term, (i) to perform substantially his applicable material duties under this Agreement for a period of nine consecutive months and (ii) to return to the performance of his duties within 30 days after receiving written notice of termination.

      (k) "EMPLOYMENT TERM" shall mean the period specified in Section 2(b) below.

      (l) "FISCAL YEAR" shall mean the 12-month period ending on the last Sunday in March, or such other 12-month period as may constitute Nathan's fiscal year at any time hereafter.

      (m) "GOOD REASON" shall mean, at any time during the Employment Term, without Lorber's prior written consent or his acquiescence:

            (i) diminution, reduction or other adverse change in the bonus or incentive compensation opportunities available to Lorber (with respect to the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which bonuses and incentive compensation are determined) in the aggregate from those available as of the Effective Date in accordance with Section 4(a) below;

            (ii) Nathan's failure to pay Lorber any amounts otherwise vested and due him hereunder or under any plan or policy of Nathan's;

            (iii) diminution of Lorber's titles, position, authorities or responsibilities, including not serving on the Board;

            (iv) assignment to Lorber of duties incompatible with his position of Chief Executive Officer;

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            (v) imposition of a requirement that Lorber report other than directly to the full Board;

            (vi) a material breach of the Agreement by Nathan's that is not cured within 10 business days after written notification by Lorber of such breach; or

            (vii) relocation of Nathan's corporate headquarters to a location more than 35 miles from the location first above described, other than to its office at 6300 N.W. 31st Avenue, Fort Lauderdale, Florida, or more than 35 miles from such Florida office.

      (n) "RETIREMENT" shall mean termination of Lorber's employment, other than due to death, with eligibility to receive a benefit under the terms of Nathan's Supplemental Executive Retirement Plan as then in effect.

      (o) "SALARY" shall mean the annual Salary provided for in Section 3 below, as adjusted from time to time.

      (p) "SUBSIDIARY" shall mean any corporation of which Nathan's owns, directly or indirectly, more than 50 percent of its voting stock.

2.    EMPLOYMENT TERM, POSITIONS AND DUTIES.

      (a) Employment of Lorber. Nathan's hereby continues to employ Lorber, and Lorber hereby accepts continued employment with Nathan's, in the positions and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated. Lorber shall render services to Nathan's principally at Nathan's's corporate headquarters, but he shall do such traveling on behalf of Nathan's as shall be reasonably required in the course of the performance of his duties hereunder.

      (b) Employment Term. The Employment Term shall commence on the Effective Date and shall terminate on December 31, 2009.

3.    TITLES AND DUTIES.

      (a) Until the date of termination of his employment hereunder, Lorber shall be employed as Chief Executive Officer, reporting to the full Board. In his capacity as Chief Executive Officer, Lorber shall have the customary powers, responsibilities and authorities of chief executive officers of corporations of the size, type and nature of Nathan's including, without limitation, authority, in conjunction with the Board as appropriate, to hire and terminate other employees of Nathan's.

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      (b) During the Employment Term, Nathan's shall uses its best efforts to secure the election of Lorber to the Board and to the chairmanship thereof. During the Employment Term, if the Board forms an executive or similar committee, Lorber shall serve thereon.

4.    TIME AND EFFORT.

      (a) Lorber agrees to devote his best efforts and abilities, and such of his business time and attention as he determines is reasonably necessary, to the affairs of Nathan's in order to carry out his duties and responsibilities under this Agreement. The Parties hereby acknowledge that Lorber is President and Chief Operating Officer of New Valley Corporation, President, Chief Operating Officer and a director of Vector Group Ltd., Chairman of the Board of Ladenberg Thalman Financial Services, Inc., and Chairman and Chief Executive Officer of Hallman & Lorber and that during the Employment Term he will be devoting time and attention to those and other business activities.

      (b) Notwithstanding the foregoing, nothing shall preclude Lorber from (A) serving on the boards of a reasonable number of trade associations, charitable organizations and/or businesses not in competition with Nathan's, (B) engaging in charitable activities and community affairs and (C) managing his personal investments and affairs; provided, however, that, such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 3(a) above.

5.    SALARY.

      Lorber shall receive from Nathan's a Salary, at the rate of $250,000 per annum.

6.    BONUSES.

      (a) Annual Bonus. Commencing with Fiscal Year 2005, and for each succeeding Fiscal Year during the Employment Term, Lorber shall be eligible to receive an annual bonus equal to 5 percent of Nathan's Consolidated Pretax Earnings in excess of $5,000,000 for such Fiscal Year. Any such bonus payable with respect to a portion of a Fiscal Year shall be prorated accordingly.

      (b) Special Bonus. Lorber shall be eligible to receive additional bonuses during the Employment Term. The Committee shall determine, in its discretion, the occasion for payment, and the amount, of any such bonus.

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7.    LONG-TERM INCENTIVE.

      During the Employment Term, Lorber shall be eligible for an award under any long-term incentive compensation plan established by Nathan's for the benefit of Lorber or, in the absence thereof, under any such plan established for the benefit of members of the senior management of Nathan's.

8.    EQUITY OPPORTUNITY.

      (a) Simultaneously with the execution and delivery of this Agreement, Nathan's shall issue to Lorber 50,000 shares of restricted stock under the Nathan's 2002 Stock Incentive Plan. Lorber's rights to such restricted stock will vest ratably over the term of this Agreement and will otherwise be subject to the terms of the Nathan's 2002 Stock Incentive Plan. Any dividends on such shares of restricted stock shall be deferred and paid to Lorber upon the vesting of the shares on which the dividend was paid.

      (b) During the Employment Term and, to the extent permitted by the terms of any applicable Nathan's plan during any Consulting Period, Lorber shall be eligible to receive grants of options to purchase shares of Nathans' stock and awards of shares of Nathans' stock, either or both as determined by the Committee, under and in accordance with the terms of applicable plans of Nathan's and related option and award agreements.

9.    EXPENSE REIMBURSEMENT; CERTAIN OTHER COSTS.

      During the Employment Term and any Consulting Period, Lorber shall be entitled to prompt reimbursement by Nathan's for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon his submission of such accounts and records as may be reasonably required by Nathan's. In addition, Lorber shall be entitled to payment by Nathan's of all reasonable costs and expenses, including attorneys' and consultants' fees and disbursements, incurred by him in connection with adoption of this Agreement and any related compensatory arrangements that Nathan's adopts solely for his benefit.

10.   PERQUISITES.

      During the Employment Term and, to the extent required in connection with his performance of consulting services pursuant to Section 13 during any Consulting Period, Nathan's shall provide Lorber with the use of an automobile and payment of related expenses on the same terms as are in effect on the Effective Date or, if more favorable to Lorber, as are made available generally to other executive officers of Nathan's at any time thereafter.

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11.   EMPLOYEE BENEFIT PLANS.

      (a) General. During the Employment Term, Lorber shall be entitled to participate in all employee benefit plans and programs that are made available to Nathan's senior executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit-sharing plans, savings and similar plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major and excess major medical insurance, dental insurance, short-term and long-term disability insurance, sick leave, holidays, vacation (not less than four weeks in any calendar year) and any other employee benefit plans or programs that may be sponsored by Nathan's from time to time, including plans that supplement the above-listed types of plans, whether funded or unfunded.

      (b) Disability Benefit. In consideration of the benefit payable to Lorber in the event of termination of his employment due to Disability, as provided in
Section 12(e) below, Nathan's shall not be obligated to provide Lorber with long-term disability insurance. Notwithstanding the foregoing, if Nathan's does provide Lorber with such insurance, he shall be the owner of any individual policies obtained and shall pay the premiums thereon.

12.   TERMINATION OF EMPLOYMENT.

      (a) Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual agreement at any time. If they do so, Lorber's entitlements shall be as the Parties mutually agree.

      (b) General. Notwithstanding anything to the contrary herein, in the event of termination of Lorber's employment under this Agreement, he or his Beneficiary, as the case may be, shall be entitled to receive (in addition to payments and benefits under, and except as specifically provided in, subsections
(c) through (h) below, as applicable):

            (i) his Salary through the date of termination;

            (ii) any unused vacation from prior years;

            (iii) any annual bonus for the current Fiscal Year, prorated to the date of termination;

            (iv) any annual or special bonus previously awarded but not yet paid to him;

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            (v) any deferred compensation under any incentive compensation plan of Nathan's or any deferred compensation agreement then in effect; and

            (vi) any other compensation or benefits, including without limitation long-term incentive compensation described in Section 7 above, benefits under equity grants and awards described in Section 8 above and employee benefits under plans described in Section 11 above, that have vested through the date of termination or to which he may then be entitled in accordance with the applicable terms and conditions of each grant, award or plan.

      (c) Termination due to Retirement. In the event that Lorber's employment terminates due to Retirement, he shall be entitled to the compensation and benefits specified in Section 12(b).

      (d) Termination due to Death. In the event that Lorber's employment terminates due to his death, his Beneficiary shall be entitled, in addition to the compensation and benefits specified in Section 12(b), to his Salary and annual bonuses payable for a three-year period. For the purposes hereof, such annual bonus shall be equal to the average of the annual bonuses awarded to him during the three Fiscal Years preceding the Fiscal Year of termination.

      (e) Termination due to Disability. In the event of Disability, Nathan's or Lorber may terminate Lorber's employment. If Lorber's employment terminates due to Disability, he shall be entitled, in addition to the compensation and benefits specified in Section 12(b), to his Salary and annual bonuses payable for a three-year period, offset by any long-term disability insurance benefit that Nathan's has provided for him and for which it has paid the applicable group or individual insurance premiums. For the purposes hereof, such annual bonus shall be equal to the average of the annual bonuses awarded to him during the three Fiscal Years preceding the Fiscal Year of termination.

      (f) Termination by Nathan's for Cause. Nathan's may terminate Lorber's employment hereunder for Cause only upon written notice to Lorber not less than 30 days prior to any intended termination, which notice shall specify the grounds for such termination in reasonable detail. Cause shall in no event be deemed to exist except upon a finding reflected in a resolution approved by a majority (excluding Lorber) of the members of the Board (whose findings shall not be binding upon or entitled to any deference by any court, arbitrator or other decision-maker ruling on this Agreement) at a meeting of which Lorber shall have been given proper notice and at which Lorber (and his counsel) shall have a reasonable opportunity to present his case.

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            In the event that Lorber's employment is terminated for Cause, he shall be entitled only to the compensation and benefits specified in Sections 12(b)(i), (ii) and (iv) .

      (g) Termination Without Cause or by Lorber for Good Reason.

            (i) Termination without Cause shall mean termination of Lorber's employment by Nathan's and shall exclude termination (A) due to Retirement, death, Disability or Cause or (B) by mutual agreement of Lorber and Nathan's. Nathan's shall provide Lorber 15 days prior written notice of termination by it without Cause, and Lorber shall provide Nathan's 15 days prior written notice of his termination for Good Reason.

            (ii) In the event of termination by Nathan's of Lorber's employment without Cause or of termination by Lorber of his employment for Good Reason, he shall be entitled, in addition to the compensation and benefits specified in
Section 12(b), to:

                  (A) his Salary, payable for the remainder of the Employment Term at the rate in effect immediately before such termination;

                  (B) annual bonuses for the remainder of the Employment Term (including a prorated bonus for any partial Fiscal Year) equal to the average of the annual bonuses awarded to him during the three Fiscal Years preceding the Fiscal Year of termination, such bonuses to be paid at the same time annual bonuses are regularly paid by Nathan's to Lorber;

                  (C) continued participation in all employee benefit plans or programs available to Nathan's employees generally in which Lorber was participating on the date of termination of his employment until the end of the Employment Term; provided; however, that (x) if Lorber is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (E), he shall be entitled to the after-tax economic equivalent of the benefits under the plan or program in which he is unable to participate until the end of the Employment Term, and (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that Lorber would incur in obtaining such benefit on an individual basis;

                  (D) the perquisites provided to Lorber pursuant to Section 10 hereof until the end of the Employment Term;

                  (E) other benefits in accordance with applicable plans and programs of the Company until the end of the Employment Term.

                  Prior written consent by Lorber to any of the events

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described in Section 1(k) above shall be deemed a waiver by him of his right to terminate for Good Reason under this Section 12(g) solely by reason of the events set forth in such waiver.

      (h) Change in Control. In the event of any termination of Lorber's employment within a one-year period following a Change in Control for any reason other than Cause, Retirement, death or Disability, Lorber shall be entitled, in addition to the compensation and benefits specified in Section 12(b) to:

            (i) a lump sum cash payment equal to the greater of:

                  (A) his Salary and annual bonuses for the remainder of the Employment Term (including a prorated bonus for any partial fiscal year), which bonus shall be equal to the average of the annual bonuses awarded to him during the three Fiscal Years preceding the Fiscal Year of termination; or

                  (B) 2.99 times his Salary and annual bonus for the Fiscal Year immediately preceding the Fiscal Year of termination;

            (ii) continued participation in all employee benefit plans or programs available to Nathan's employees generally in which Lorber was participating on the date of termination of his employment until the end of the Employment Term; provided; however, that (x) if Lorber is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (E), he shall be entitled to the after-tax economic equivalent of the benefits under the plan or program in which he is unable to participate until the end of the Employment Term, and (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that Lorber would incur in obtaining such benefit on an individual basis;

            (iii) the perquisites provided to Lorber pursuant to Section 10 hereof until the end of the Employment Term;

            (iv) a lump sum cash payment equal to the difference between the exercise price of any exercisable options having an exercise price of less than the then current market price of Nathan's common stock and such then current market price; and

            (v) other benefits in accordance with applicable plans and programs of the Company for the remainder of the Employment Term.

13. CONSULTING PERIOD.

      (a) General. Effective upon the end of the Employment Term (but only if the Employment Term ends by reason of its expiration or, if earlier, upon

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termination of Lorber's employment (i) by mutual agreement, (ii) by Retirement or (iii) due to a Change in Control), Lorber shall become a consultant to Nathan's, in recognition of the continued value to Nathan's of his extensive knowledge and expertise. Unless earlier terminated, as provided in Section 13(e), the Consulting Period shall continue for three years.

      (b) Duties and Extent of Services.

            (i) During the Consulting Period, Lorber shall consult with Nathan's and its senior executive officers regarding its business and operations. Lorber shall make himself available to perform such consulting services at the request of Nathan's on reasonable notice; provided, that performance of such consulting services shall not require more than 50 days in any calendar year, nor more than one day in any week, it being understood and agreed that during the Consulting Period Lorber shall have the right, consistent with the prohibitions of Sections 16 and 17 below, to engage in full-time or part-time employment with any business enterprise that is not a competitor of Nathan's.

            (ii) Lorber's service as a consultant shall only be required at such times and such places as shall not result in unreasonable inconvenience to him, recognizing his other business commitments that he may have to accord priority over the performance of services for Nathan's. In order to minimize interference with Lorber's other commitments, his consulting services may be rendered by personal consultation at his residence or office wherever maintained, or by correspondence through mail, telephone, fax or other similar mode of communication at times, including weekends and evenings, most convenient to him.

            (iii) During the Consulting Period, Lorber shall not be obligated to serve as a member of the Board or to occupy any office on behalf of Nathan's or any of its Subsidiaries.

      (c) Compensation. During the Consulting Period, Lorber shall receive a Consulting Fee of $225,000 per year.

      (d) Disability. In the event of Disability during the Consulting Period, Nathan's or Lorber may terminate Lorber's consulting services.

      (e) Termination. The Consulting Period shall terminate after three years or, if earlier, upon Lorber's death or upon his failure to perform consulting services as provided in Section 13(b), pursuant to 30 days' written notice by Nathan's to Lorber of the grounds constituting such failure and reasonable opportunity afforded Lorber to cure the alleged failure. Upon any such termination, payment of consulting fees and benefits shall cease.

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      (f) Other. During the Consulting Period, Lorber shall be entitled to expense reimbursement, perquisites and benefits pursuant to the terms of Sections 9, 10 and 11, respectively.

14. NO DUTY TO MITIGATE; NO OFFSET.

      Lorber shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payment hereunder be subject to offset in the event Lorber does receive compensation for services from any other source.

15. PARACHUTES.

      (a) Application. If all, or any portion, of the payments provided under this Agreement, and/or any other payments and benefits that Lorber receives or is entitled to receive from Nathan's or a Subsidiary, whether or not under an existing plan, arrangement or other agreement, constitutes an "excess parachute payment" within the meaning of Section 280G(b) of the Code (each such parachute payment, a "Parachute Payment") and will result in the imposition on Lorber of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which Lorber is entitled under this Agreement, Nathan's shall pay him an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving Parachute Payments, plus the amount necessary to put him in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including without limitation any payments under this Section 15) as if no excise taxes had been imposed with respect to Parachute Payments (the "Excise Tax Gross-up").

      (b) Computation. The amount of any payment under this Section 15 shall be computed by a certified public accounting firm of national reputation selected by Nathan's and acceptable to Lorber. If Nathan's or Lorber disputes the computation rendered by such accounting firm, Nathan's shall select an alternative certified public accounting firm of national reputation to perform the applicable computation. If the two accounting firms cannot agree upon the computations, Lorber and Nathan's shall jointly appoint a third certified public accounting firm of national reputation within 10 calendar days after the two conflicting computations have been rendered. Such third accounting firm shall be asked to determine within 30 calendar days the computation of the Excise Tax Gross-up to be paid to Lorber, and payments shall be made accordingly.

      (c) Payment. In any event, Nathan's shall pay to Lorber or pay on his behalf the Excise Tax Gross-up as computed by the accounting firm initially selected by Nathan's by the time any taxes payable by him as a result of the Parachute Payments become due, with Lorber agreeing to return the excess

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amount of such payment over the final computation rendered from the process described in Section 15(b). Lorber and Nathan's shall provide the accounting firms with all information that any of them reasonably deems necessary in order to compute the Excise Tax Gross-up. The cost and expenses of all the accounting firms retained to perform the computations described above shall be borne by Nathan's.

            In the event that the Internal Revenue Service ("IRS") or the accounting firm computing the Excise Tax Gross-up finally determines that the amount of excise taxes thereon initially paid was insufficient to discharge Lorber's excise tax liability, Nathan's shall make additional payments to him as may be necessary to reimburse him for discharging the full liability.

            Lorber shall apply to the IRS for a refund of any excise taxes paid and remit to Nathan's the amount of any such refund that he receives. Nathan's shall reimburse Lorber for his expenses in seeking a refund of excise taxes and for any interest and penalties imposed on excise taxes that he is required to pay.

16. CONFIDENTIAL INFORMATION.

      (a) General.

            (i) Lorber understands and hereby acknowledges that as a result of his employment with Nathan's he will necessarily become informed of and have access to certain valuable and confidential information of Nathan's and any of its Subsidiaries, joint ventures and affiliates, including, without limitation, inventions, trade secrets, technical information, computer software and programs, know-how and plans ("Confidential Information"), and that any such Confidential Information, even though it may be developed or otherwise acquired by Lorber, is the exclusive property of Nathan's to be held by him in trust solely for Nathan's benefit.

            (ii) Accordingly, Lorber hereby agrees that, during the Employment Term and subsequent thereto, he shall not, and shall not cause others to, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity any Confidential Information without prior written consent of the Board, except to (A) responsible officers and employees of Nathan's or (B) responsible persons who are in a contractual or fiduciary relationship with Nathan's or who need such information for purposes in the interest of Nathan's. Notwithstanding the foregoing, the prohibitions of this clause (ii) shall not apply to any Confidential Information that becomes of general public knowledge other than from Lorber or is required to be divulged by court order or administrative process.

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

      (b) Return of Documents. Upon termination of his employment with Nathan's for any reason Lorber shall promptly deliver to Nathan's all plans, drawings, manuals, letters, notes, notebooks, reports, computer programs and copies thereof and all other materials, including without limitation those of a secret or confidential nature, relating to Nathan's business that are then in his possession or control.

      (c) Remedies and Sanctions. In the event that Lorber is found to be in violation of Section 16(a) or (b) above, Nathan's shall be entitled to relief as provided in Section 18 below.

17. NONCOMPETITION/NONSOLICITATION.

      (a) Prohibitions. During the Employment Term and, if applicable, the Consulting Period, Lorber shall not, without prior written authorization of the Board, directly or indirectly, through any other individual or entity:

            (i) become on officer or employee of, or render any service to, any direct competitor of Nathan's;

            (ii) solicit or induce any customer of Nathan's to cease purchasing goods or services from Nathan's or to become a customer of any competitor of Nathan's; or

            (iii) solicit or induce any employee of Nathan's to become employed by any competitor of Nathan's.

      (b) Remedies and Sanctions. In the event that Lorber is found to be in violation of Section 17(a) above, Nathan's shall be entitled to relief as provided in Section 18 below.

      (c) Exceptions. Notwithstanding anything to the contrary in Section 17(a) above, its provisions shall not:

            (i) apply if Nathan's terminates Lorber's employment without Cause or Lorber terminates his employment for Good Reason, each as provided in Section 12(g) above; or

            (ii) be construed as preventing Lorber from investing his assets in any business that is not a direct competitor of Nathan's.

18. REMEDIES/SANCTIONS.

      Lorber acknowledges that the services he is to render under this Agreement are of a unique and special nature, the loss of which cannot

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reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage may result to Nathan's in the event of any breach of this Agreement or default by Lorber. Because of the unique nature of the Confidential Information and the importance of the prohibitions against competition and solicitation, Lorber further acknowledges and agrees that Nathan's will suffer irreparable harm if he fails to comply with his obligations under Section 16(a) or (b) above or Section 17(a) above and that monetary damages would be inadequate to compensate Nathan's for any such breach. Accordingly, Lorber agrees that, in addition to any other remedies available to either Party at law, in equity or otherwise, Nathan's will be entitled to seek injunctive relief or specific performance to enforce the terms, or prevent or remedy the violation, of any provisions of this Agreement.

19. BENEFICIARIES/REFERENCES.

      Lorber shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following his death by giving Nathan's written notice thereof; provided, however, that absent any then effective contrary notice, his beneficiary shall be the [Lorber Family Trust]. In the event of Lorber's death, or of a judicial determination of his incompetence, reference in this Agreement to Lorber shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.

20. WITHHOLDING TAXES.

      All payments to Lorber or his Beneficiary under this Agreement shall be subject to withholding on account of federal, state and local taxes as required by law.

21. INDEMNIFICATION AND LIABILITY INSURANCE.

      Nothing herein is intended to limit Nathan's indemnification of Lorber, and Nathan's shall indemnify him to the fullest extent permitted by applicable law consistent with Nathan's Certificate of Incorporation and By-Laws as in effect on the Effective Date, with respect to any action or failure to act on his part while he is an officer, director or employee of Nathan's or any Subsidiary. Nathan's shall cause Lorber to be covered at all times by directors' and officers' liability insurance on terms no less favorable than the directors' and officers' liability insurance maintained by Nathan's as in effect on the Effective Date in terms of coverage and amounts. Nathan's shall continue to indemnify Lorber as provided above and maintain such liability insurance coverage for him after the Employment Term for any claims that may be made against him with respect to his service as a director or officer of Nathan's or a consultant to Nathan's.

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22. EFFECT OF AGREEMENT ON OTHER BENEFITS.

      The existence of this Agreement shall not prohibit or restrict Lorber's entitlement to participate fully in compensation, employee benefit and other plans of Nathan's in which senior executives are eligible to participate.

23. ASSIGNABILITY; BINDING NATURE.

      This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Lorber) and assigns. No rights or obligations of Nathan's under this Agreement may be assigned or transferred by Nathan's except pursuant to (a) a merger or consolidation in which Nathan's is not the continuing entity or (b) sale or liquidation of all or substantially all of the assets of Nathan's, provided that the surviving entity or assignee or transferee is the successor to all or substantially all of the assets of Nathan's and such surviving entity or assignee or transferee assumes the liabilities, obligations and duties of Nathan's under this Agreement, either contractually or as a matter of law. Nathan's further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall use its best efforts to have such assignee or transferee expressly agree to assume the liabilities, obligations and duties of Nathan's hereunder; provided, however, that notwithstanding such assumption, Nathan's shall remain liable and responsible for fulfillment of the terms and conditions of this Agreement; and provided, further, that in no event shall such assignment and assumption of this Agreement adversely affect Lorber's rights upon a Change in Control, as provided in Section 12(h) above. No rights or obligations of Lorber under this Agreement may be assigned or transferred by him.

24. REPRESENTATIONS.

      The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. Nathan's represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

25. ENTIRE AGREEMENT.

      Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof, including without limitation the Prior Agreement. Payments and benefits provided under this

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Agreement are in lieu of any payments or other benefits under any severance program or policy of Nathan's to which Lorber would otherwise be entitled.

26. AMENDMENT OR WAIVER.

      No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Lorber and an authorized officer of Nathan's. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

27. SEVERABILITY.

      In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

28. SURVIVAL.

      The respective rights and obligations of the Parties under this Agreement shall survive any termination of Lorber's employment with Nathan's.

29. GOVERNING LAW/JURISDICTION.

      This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to principles of conflict of laws.

30. COSTS OF DISPUTES.

      Nathan's shall pay, at least monthly, all costs and expenses, including reasonable attorneys' fees and disbursements, of Lorber in connection with any proceeding, whether or not instituted by Nathan's or Lorber, relating to any provision of this Agreement, including but not limited to the interpretation, enforcement or reasonableness thereof; provided, however, that, if Lorber institutes the proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that his claims were frivolous or were made in bad faith, he shall pay his own costs and expenses and, if applicable, return any amounts theretofore paid to him or on his behalf under this Section 30. Pending the outcome of any proceeding, Nathan's shall pay Lorber all amounts due to

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him without regard to the dispute, and if Nathan's shall fail to pay Lorber such amounts and Lorber is the prevailing party in such proceeding, Nathan's shall pay to Lorber such amounts plus interest thereon at the prime rate established by Citibank NA from the date on which Nathan's ceased making such payments through the date of payment; provided, however, that if Nathan's shall be the prevailing party in such a proceeding, Lorber shall promptly repay all amounts that he received during pendency of the proceeding.

31. NOTICES.

      Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to Nathan's or the Board:

      Nathan's Incorporated
      1400 Old Country Road
      Westbury, NY 11590
      Attention: Wayne Norbitz
      FAX: (516)

If to Lorber:

      Howard M. Lorber
      8061 Fisher Island
      Miami, Florida 33109

32. HEADINGS.

      The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

33. COUNTERPARTS.

      This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

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      IN WITNESS WHEREOF THE PARTIES, hereto have executed this Agreement as of the day and year first written above.

                                          NATHAN'S FAMOUS, INC.

                                          /s/ Wayne Norbitz
                                          --------------------------------------
                                          President and Chief Operating Officer

                                          /s/ Howard M. Lorber
                                          --------------------------------------
                                          Howard M. Lorber

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